Exhibit 3.80(a)

State of Delaware Secretary of State Division of Corporations Delivered 06:33 PM 04/05/2007 FILED 06:24 PM 04/05/2007 SRV 070407147 – 4330351 FILE

CERTIFICATE OF FORMATION
OF
LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

FARMS OF NEW KENT MANAGEMENT, LLC

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Suite 400, Wilmington, DE, 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of FARMS OF NEW KENT MANAGEMENT, LLC on this 5th day of April, 2007.

Corporation Service Company Organizer

BY:	/s/ Carolyn M. Nye
Carolyn M. Nye Assistant Secretary